Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 510,599,993.37	0.0001381	$ 70,513.86
Fees Previously Paid
	Total Transaction Valuation:	$ 510,599,993.37
	Total Fees Due for Filing:			$ 70,513.86
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 70,513.86
Offering Note
[1]	Aggregate number of securities to which transaction applies: As of August 29, 2025, the maximum number of shares of GUESS?, Inc.'s common stock, no par value per share (the "Guess Common Stock"), to which this transaction applies is estimated to be 30,604,854, which consists of (1) 26,109,924 shares of Guess Common Stock entitled to receive the per share merger consideration of $16.75 (which excludes any Excluded Shares, as defined in the Merger Agreement); (2) 1,020,352 shares of Guess Common Stock underlying outstanding and unexercised stock options to purchase shares of Guess Common Stock, which have an exercise price per share that is less than $16.75 (such options, the "In-the-Money Options"); (3) 1,564,150 shares of Guess Common Stock underlying outstanding time-based restricted stock units, which may be entitled to receive the per share merger consideration of $16.75; (4) 681,990 shares of Guess Common Stock underlying outstanding restricted stock awards, which may be entitled to receive the per share merger consideration of $16.75; and (5) 1,590,843 shares of Guess Common Stock underlying outstanding performance-based restricted stock units, which may be entitled to receive the per share merger consideration of $16.75 (assuming maximum performance levels under the awards are achieved). The underlying value of the transaction, as computed pursuant to Exchange Act Rule 0-11 and estimated solely for purposes of calculating the filing fee, as of August 29, 2025, was calculated based on the sum of (1) the product of 26,109,924 shares of Guess Common Stock and the per share merger consideration of $16.75; (2) the product of 1,020,352 shares of Guess Common Stock underlying the In-the-Money Options and $8.81 (which is the difference between the per share merger consideration of $16.75 and the weighted average exercise price of the In-the-Money Options of $7.94); (3) the product of 1,564,150 shares of Guess Common Stock underlying outstanding time-based restricted stock units and the per share merger consideration of $16.75; (4) the product of 681,990 shares of Guess Common Stock underlying outstanding shares of restricted stock and the per share merger consideration of $16.75; and (5) 1,590,843 shares of Guess Common Stock underlying outstanding performance-based restricted stock units (assuming maximum performance levels under the awards are achieved) and the per share merger consideration of $16.75. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A